Exhibit 99.1

TBK Bank completes acquisition of 9 independent bank branches

DALLAS, October 6, 2017 – (Globe Newswire) – Triumph Bancorp, Inc. (Nasdaq: TBK), today announced that its wholly-owned subsidiary, TBK Bank, SSB (“TBK Bank”) completed its acquisition of 9 branch locations in Colorado from Independent Bank, a subsidiary of Independent Bank Group, Inc. (Nasdaq: IBTX). TBK Bank purchased approximately $99 million in loans and assumed approximately $162 million in deposits associated with the branches for an aggregate deposit premium of approximately $6.8 million or 4.2%.

The following is a list of the 9 branches acquired in the transaction by TBK Bank.

•	615 W 8th Avenue, Yuma, Colorado 80759
•	102 N Washington Street, Otis, Colorado 80743
•	122 W Main Street, Sterling, Colorado 80751
•	175 E First Street, Akron, Colorado 80720
•	10 Angrove Avenue, Johnstown, Colorado 80534
•	5855 Firestone Boulevard, Firestone, Colorado 80504
•	1300 Broad Street, Milliken, Colorado 80543
•	401 Coffman Street, Longmont, Colorado 80501
•	3650 35th Avenue, Evans, Colorado 80620

“We are pleased to complete the acquisition of these 9 locations from Independent Bank,” Aaron P. Graft, vice chairman and chief executive officer of Triumph Bancorp, Inc., stated. “We are excited to expand the retail footprint in our Western Division to 27 branches, bringing our total number of branches to 46, while gaining a team of talented bankers that will enhance our community banking operations. This acquisition will improve our core deposit base and continue to build upon the diversification of our loan portfolio from last year’s Colorado East Bank & Trust acquisition. We are excited to welcome the customers and staff of these branches to the TBK team.”

About Triumph

Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas, with a diversified line of community banking and commercial finance activities. Our bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank offering commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, Iowa and Illinois. We also serve a national client base through our commercial finance offering, which includes factoring, equipment lending, asset based lending, commercial insurance and premium finance solutions for independent insurance agents.

Forward Looking Statements

This Press Release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements, including statements with respect to the expected benefits of the proposed transaction, are predictions and that actual events or results may differ materially. These forward-looking statements are not guarantees of future results and are subject to factors that could cause actual results to differ materially from those we may expect, including, but not limited to: economic, political and market conditions and fluctuations; competition; the possibility that the expected benefits related to the transaction may not materialize as expected; our being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies for the transaction within the expected time-frames or at all; and other factors identified in our filings with the Securities and Exchange Commission (the “SEC”). For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Annual Report on Form 10-K, filed with the SEC on February 17, 2017. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update such information.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Vice President, Finance & Investor Relations

lwyse@tbkbank.com.com | 214-365-6936

Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@tbkbank.com.com | 214-365-6930